Exhibit 99.1

Arrow Electronics Announces Q1 Earnings; Strong Operating Results
Forecasted to Continue

    MELVILLE, N.Y.--(BUSINESS WIRE)--April 22, 2004--Arrow Electronics, Inc. (NYSE:ARW) today reported first quarter 2004 net income of $29.5 million ($.28 and $.27 per share on a basic and diluted basis, respectively) on sales of $2.68 billion, compared with a net loss of $.9 million ($.01 per share) on sales of $1.98 billion in the first quarter of 2003. The company's results for the first quarter of 2004 and 2003 include a number of items outlined below that impact their comparability. A reconciliation of these items is provided under the heading "Certain Non-GAAP Financial Information." Excluding those items, net income for the quarter ended March 31, 2004 would have been $50.2 million ($.47 and $.44 per share on a basic and diluted basis, respectively) and net income for the quarter ended March 31, 2003 would have been $10.1 million ($.10 per share).
    Consolidated operating income of $106.6 million, excluding the items impacting comparability, was up 30% sequentially and up 120% over last year's first quarter, marking the sixth consecutive sequential increase and the fifth consecutive quarterly year-on-year increase. Operating income as a percentage of sales, excluding the previously mentioned items, increased by 70 basis points sequentially and 160 basis points year-on-year, marking the fourth consecutive increase for both.
    "The first quarter was very strong with exceptional year-on-year sales growth of over 40% in our components businesses in North America and Asia/Pacific and in our North American computer products business," said William E. Mitchell, President and Chief Executive Officer of Arrow. "For the sixth consecutive quarter, growth in operating income outpaced the growth in sales."
    During the first quarter, the company took actions to further strengthen its balance sheet. In February 2004 the company issued 13.8 million shares of common stock with net proceeds of approximately $313 million. The proceeds were used to redeem the company's outstanding 8.7% senior notes due in October 2005 (principal amount $208.5 million) and to repurchase a portion of the company's outstanding zero coupon convertible debentures due in 2021, which could have initially been put to the company in February 2006. These actions have reduced the company's leverage and will reduce interest expense by more than $16.5 million annually.
    Worldwide components sales of $2.03 billion were up 15% from $1.78 billion in the December quarter and up 36% from $1.49 billion in last year's first quarter. Operating income as a percentage of sales was 5.4%, up 140 basis points sequentially and 210 basis points from last year's first quarter.
    "Our continued customer focus and increased operating efficiencies, combined with improvement in the market, has enabled us to deliver exceptional results," said Mr. Mitchell. "Sales were at record first quarter levels in the Asia/Pacific region and sales and operating income were at their highest levels since the first quarter of 2001 in North America and Europe," said Mr. Mitchell. "Sales in the North American Components group were up 44% over last year. Operating income, both in dollars and as a percentage of sales, was at its highest levels in eleven quarters with operating income dollars up more than fourfold from last year."
    Arrow's European sales increased by 21% sequentially and 20% year-over-year, with operating income dollars up 68% from the December quarter. "We grew sales sequentially across the region with the strongest growth coming from Germany, Italy, and the United Kingdom. Like our North American business, we are well positioned to leverage our operating structure to drive growth in operating income at a faster pace than our growth in sales," stated Mr. Mitchell.
    Sales in the Asia/Pacific region increased by 8% over the fourth quarter, and by 50% from last year. "Our ability to grow our business at a healthy rate validates that our execution on our strategic initiatives is paying off," said Mr. Mitchell. "Asia/Pacific continues to be an area of focus and we remain committed to investing in this region."
    Worldwide computer products sales totaled $642 million, down 9% from the seasonally strong fourth quarter and up 31% over last year. Operating income as a percentage of sales declined 110 basis points from the record fourth quarter and were flat with last year.
    "Our North American Computer Products businesses had a very strong quarter with sales up more than 40% over last year's first quarter. Sequentially, the sales decline of 10% was at the low end of the historical range," said Mr. Mitchell. "Operating income dollars were at record first quarter levels in this business and we recorded our 11th consecutive quarter of year-over-year earnings growth."
    The company's results for the first quarter of 2004 and 2003 include a number of items outlined below that impact their comparability:

    -- During the first quarter, the company announced a series of additional steps to make its organizational structure even more efficient, the net result of which reduced its cost structure by an additional $15 million annually. Approximately 50% of this annual cost savings was achieved in the first quarter, with the remaining 50% to begin late in the second quarter of 2004. The estimated restructuring charges associated with these actions total approximately $4.5 million, of which $3.4 million ($2.2 million net of taxes or $.02 and $.01 per share on a basic and diluted basis, respectively) was recorded in the first quarter. The company will record the balance of approximately $1.1 million over the next several quarters.

    -- In January, the company repurchased through a series of transactions $41.5 million principal amount of its 8.7% senior notes, due in October 2005. In March, the company redeemed the remaining outstanding $208.5 million principal amount of these same notes. The premium paid and the related deferred financing costs written-off upon the repurchase of this debt, net of the gain recognized by terminating the related interest rate swaps, aggregated approximately $18.9 million ($11.3 million net of taxes or $.10 and $.09 per share on a basic and diluted basis, respectively).

    -- During the quarter, the company repurchased an additional $91.9 million accreted value of its zero coupon convertible debentures due in 2021, which could have been initially put to the company in February 2006. The related loss on the repurchase, including the premium paid and the write-off of related deferred financing costs, was approximately $4.8 million ($2.9 million net of taxes or $.03 per share).

    -- Throughout 2003, the company implemented actions to become more effectively organized and to improve its operating efficiencies, with annual savings of $75 million. The restructuring charges associated with these actions total approximately $43.4 million, of which $38.0 million ($27.1 million net of taxes or $.27 per share) was recorded in 2003. The remaining $5.4 million ($4.3 million net of taxes or $.04 per share) was recorded in the first quarter of 2004. The first quarter 2003 charge associated with these actions totaled $6.7 million ($4.7 million net of taxes or $.05 per share).

    -- Included in the first quarter of 2003 was a charge of $6.9 million ($4.8 million net of taxes or $.05 per share) associated with the acquisition and integration of the Industrial Electronics Distribution business of Agilysys, Inc. at the end of February 2003.

    -- During the first quarter of 2003, the company repurchased $70.3 million of its 8.2% notes due in the fourth quarter of 2003. The premium paid, along with the write-off of related deferred issuance costs, resulted in a charge of $2.6 million ($1.5 million net of taxes or $.01 per share).

    "I am extremely pleased with the performance of each of our operating groups and the results we delivered in the first quarter," said Mr. Mitchell. "Overall, customers are beginning to place a greater percentage of scheduled orders. Lead times, while extended in certain product sets, remain generally within 'normal ranges.' With the macroeconomic environment continuing to show strength in North America and Asia/Pacific and with the European economy stabilizing, we are well positioned to continue to drive improving sales and operating income levels," he added.
    "Several years ago the company stopped giving numerical guidance because visibility was very limited. Visibility has improved and, based upon all of the information known to us today, we expect second quarter revenues to be between $2.70 billion and $2.825 billion with earnings per share on a basic basis, excluding charges, in the range of $.47 to $.52 per share," said Mr. Mitchell. The company noted that the dilutive impact of the equity issued at the end of February will be $.02 per share greater in the second quarter as the shares will be outstanding for the entire period. "We intend to provide quarterly numerical guidance going forward so long as visibility into the business does not deteriorate," he added.
    "We remain committed to meeting the needs of our suppliers and customers and to continuous process improvement to our structure, processes, and procedures. As always, we also remain committed to delivering value to our shareholders," said Mr. Mitchell.

    Arrow Electronics is a major global provider of products, services, and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and 150,000 original equipment manufacturers, contract manufacturers, and commercial customers through a global network of more than 200 locations in 41 countries and territories.

    Certain Non-GAAP Financial Information

    In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges and losses that the company believes impact the comparability of its results of operations. These charges and losses arise out of the company's acquisitions of other companies, the company's efficiency enhancement initiatives, and the prepayment of debt. Reconciliations of the company's non-GAAP financial information to GAAP are set forth in the table below.
    The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company's operating performance and underlying trends in the company's business because management considers the charges and losses referred to above to be outside the company's core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company's financial and operating performance. In addition, the company's Board of Directors uses this non-GAAP financial information in evaluating management performance and setting management compensation.
    The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income (loss) and net income
(loss) per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.




                        ARROW ELECTRONICS, INC.
                        EARNINGS RECONCILIATION
                 (In thousands except per share data)


                                                    Three Months Ended
                                                         March 31,
                                                    ------------------

                                                       2004     2003
                                                    --------- --------

Operating income, as reported                        $97,763  $34,775
  Restructuring charges                                8,818    6,690
  Integration charge                                       -    6,904
                                                    --------- --------
Operating income, as adjusted                       $106,581  $48,369
                                                    ========= ========

Net income (loss), as reported                       $29,525  $  (905)
  Restructuring charges                                6,495    4,673
  Integration charge                                       -    4,822
  Loss on prepayment of debt                          14,191    1,526
                                                    --------- --------
Net income, as adjusted                              $50,211  $10,116
                                                    ========= ========

Net income (loss) per basic share, as reported          $.28    $(.01)
    Restructuring charges                                .06      .05
    Integration charge                                     -      .05
    Loss on prepayment of debt                           .13      .01
                                                    --------- --------
Net income per basic share, as adjusted                 $.47     $.10
                                                    ========= ========

Net income (loss) per diluted share, as reported        $.27    $(.01)
    Restructuring charges                                .05      .05
    Integration charge                                     -      .05
    Loss on prepayment of debt                           .12      .01
                                                    --------- --------
Net income per diluted share, as adjusted               $.44     $.10
                                                    ========= ========


    Safe Harbor

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers, the effects of additional actions taken to lower costs, the ability of the company to generate additional cash flow and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. You can identify these forward-looking statements by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.




                       ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                 (In thousands except per share data)

                                                 Three Months Ended
                                                      March 31,
                                               -----------------------

                                                   2004        2003
                                               ----------- -----------

Sales                                          $2,675,458  $1,980,105
                                               ----------- -----------
Costs and expenses:
  Cost of products sold                         2,252,238   1,645,048
  Selling, general and administrative
    expenses                                      298,422     269,776
  Depreciation and amortization                    18,217      16,912
  Restructuring charges                             8,818       6,690
  Integration charge                                    -       6,904
                                               ----------- -----------
                                                2,577,695   1,945,330
                                               ----------- -----------

Operating income                                   97,763      34,775

Equity in earnings of affiliated companies            445         315

Loss on prepayment of debt                         23,730       2,552

Interest expense, net                              30,720      33,296
                                               ----------- -----------

Income (loss) before income taxes
  and minority interest                            43,758        (758)

Provision for income taxes                         14,082          45
                                               ----------- -----------

Income (loss) before minority interest             29,676        (803)

Minority interest                                     151         102
                                               ----------- -----------

Net income (loss)                                 $29,525       $(905)
                                               =========== ===========

Net income (loss) per share:
  Basic                                              $.28       $(.01)
                                               =========== ===========
  Diluted                                            $.27       $(.01)
                                               =========== ===========

Average number of shares outstanding:
  Basic                                           106,753      99,902
  Diluted                                         121,666      99,902


   This interim report is subject to independent audit at year-end.






                        ARROW ELECTRONICS, INC.
                      CONSOLIDATED BALANCE SHEET
                            (In thousands)

                                               March 31,  December 31,
                                                 2004        2003
                                               ---------- ------------

Assets

Current assets:
  Cash and short-term investments              $  419,586  $  612,404
  Accounts receivable, net                      1,867,915   1,770,690
  Inventories                                   1,409,828   1,327,523
  Prepaid expenses and other assets                59,708      59,030
                                               ----------- -----------

Total current assets                            3,757,037   3,769,647

Property, plant and equipment, net                276,101     288,129
Investments in affiliated companies                36,306      36,738
Cost in excess of net assets of
  companies acquired                              908,124     923,256
Other assets                                      308,035     315,218
                                               ----------- -----------

                                               $5,285,603  $5,332,988
                                               =========== ===========

Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable                             $1,230,864  $1,211,724
  Accrued expenses                                385,298     414,551
  Short-term borrowings                            16,493      14,349
                                               ----------- -----------

Total current liabilities                       1,632,655   1,640,624

Long-term debt                                  1,673,017   2,016,627
Other liabilities                                 165,048     170,406
Shareholders' equity                            1,814,883   1,505,331
                                               ----------- -----------

                                               $5,285,603  $5,332,988
                                               =========== ===========


   This interim report is subject to independent audit at year-end.






                        ARROW ELECTRONICS, INC.
                          SEGMENT INFORMATION
                            (In thousands)



                                                 Three Months Ended
                                                      March 31,
                                               -----------------------

                                                  2004 (A)    2003 (B)
                                               ----------- -----------

Sales:
  Components                                   $2,033,853  $1,490,291
  Computer products                               641,605     489,814
                                               ----------- -----------
    Consolidated                               $2,675,458  $1,980,105
                                               =========== ===========


Operating income:
  Components                                     $110,440     $49,535
  Computer products                                20,618      15,616
  Corporate                                       (33,295)    (30,376)
                                               ----------- -----------
    Consolidated                                  $97,763     $34,775
                                               =========== ===========


(A) Includes a restructuring charge of $8.8 million.

(B) Includes a restructuring charge of $6.7 million and an integration charge of $6.9 million.


   This interim report is subject to independent audit at year-end.

    CONTACT: Arrow Electronics
             Eileen M. O'Connor
             Vice President, Investor Relations
             631-847-5740
             or
             Paul J. Reilly
             Vice President and Chief Financial Officer
             631-847-1872